EXECUTION COPY

ASSET PURCHASE AGREEMENT

BETWEEN

COMPUWARE CORPORATION

AND

MICRO FOCUS HOLDINGS LIMITED

DATED AS OF MAY 5, 2009

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		25
6.1	Organization and Corporate Power	25
6.2	Authorization of Transactions	25
6.3	No Conflicts	25
6.4	Governmental Authorities and Consents	25
6.5	Litigation	25
6.6	Financing	26
6.7	Limitations on Warranties	26

ARTICLE VII TERMINATION		26
7.1	Termination	26
7.2	Effect of Termination	26

ARTICLE VIII INDEMNIFICATION AND RELATED MATTERS		27
8.1	Survival; Risk Allocation	27
8.2	Indemnification	28

ARTICLEI X ADDITIONAL AGREEMENTS		32
9.1	Tax Matters	32
9.2	Press Releases and Announcements	33
9.3	Further Assurances	33
9.4	Specific Performance	33
9.5	Expenses	34
9.6	Exclusivity	34
9.7	Non-Competition; Non-Solicitation and Confidentiality	34
9.8	Transitional Assistance	36
9.9	Financial Information	36
9.10	Employee and Related Matters	36
9.11	Payments With Respect to Fees	41
9.12	Recordation of Transfer of Proprietary Rights	41
9.13	Trademarks; Tradenames; Domain Names	41
9.14	Customer Litigation	41

ARTICLE X MISCELLANEOUS		42
10.1	Amendment and Waiver	42
10.2	Notices	42
10.3	Binding Agreement; Assignment	42
10.4	Severability	43
10.5	Construction	43
10.6	Captions	43
10.7	Entire Agreement	43
10.8	Counterparts	43
10.9	Governing Law	43
10.10	Bulk Transfer Laws	43
10.11	Consent to Jurisdiction	43
10.12	Delivery by Facsimile	44
10.13	Waiver of Jury Trial	44
10.14	No Third Party Beneficiaries	44
10.15	Disclosure Schedules	44

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INDEX OF EXHIBITS

Exhibit A	Selling Affiliates and Buyer Affiliates
Exhibit B	Products
Exhibit C	Reserve
Exhibit D	Form of Proprietary Rights Bill of Sale and Assignment Agreement
Exhibit E	Form of Subcontract Arrangement
Exhibit F	Form of Technology Rights and Intellectual Property License Agreement
Exhibit G	Form of General Bill of Sale and Assignment Agreement
Exhibit H-1	Form of Trademark Assignment
Exhibit H-2	Form of Copyright Assignment
Exhibit H-3	Form of Patent Assignment
Exhibit I	Form of Transition Services Agreement

INDEX OF SCHEDULES

Schedule 1(a)	Permitted Liens
Schedule 2.1(a)(i)	Prepaid Assets
Schedule 2.1(a)(iii)(a)	Automobiles and Other Vehicles
Schedule 2.1(a)(iii)(b)	Computers, Servers, Related Equipment and Software
Schedule 2.1(a)(iv)(a)	Purchased Contracts
Schedule 2.1(a)(iv)(b)	Certain Partially Assigned Contracts
Schedule 2.1(a)(vii)(a)	Patents
Schedule 2.1(a)(vii)(b)	Trademarks
Schedule 2.1(a)(vii)(c)	Computer Software
Schedule 2.1(b)(x)	Other Excluded Assets
Schedule 2.3	Deferred Maintenance Adjustment
Schedule 2.4	Allocation Schedule
Schedule 3.1(d)	Required Consents
Schedule 3.1(i)	Non-transferable Licenses
Schedule 5.4	Absence of Conflicts
Schedule 5.5	Statements
Schedule 5.7	Absence of Certain Developments
Schedule 5.8	Taxes
Schedule 5.9	Material Contracts
Schedule 5.9(d)(i) and (ii)	Maintenance Revenue Amounts
Schedule 5.10(a)	Proprietary Rights
Schedule 5.10(b)	Proprietary Rights Exceptions
Schedule 5.10(e)	Third Party Software
Schedule 5.10(f)	Trojan Horses
Schedule 5.11	Litigation; Proceedings
Schedule 5.12	Governmental Licenses and Permits
Schedule 5.13(a)	Employees
Schedule 5.13(b)	Compensation Agreements
Schedule 5.14(a)	Employee Benefit Plans
Schedule 5.14(b)	Defined Benefit Plan
Schedule 5.15	Product Warranties, Product Liability; Recalls
Schedule 5.16	Affiliate Transactions

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Schedule 5.20	Customers and Suppliers
Schedule 9.10	Scheduled Employees

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 5, 2009, by and between Compuware Corporation, a Michigan corporation (“Seller”), and Micro Focus Holdings Limited, a private company limited by shares, incorporated under the laws of England & Wales (“Buyer”). Seller and Buyer are together referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article I hereof.

Buyer desires to acquire from Seller and the Selling Affiliates, and Seller and the Selling Affiliates desire to sell to Buyer and the Buyer Affiliates, the Purchased Assets and the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1        Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliate Assumed Liabilities” means all of the Assumed Liabilities that are Liabilities of a Selling Affiliate as of the Closing Date.

“Affiliate Purchased Assets” means all the Purchased Assets that are owned by a Selling Affiliate as of the Closing Date.

“ARD” means the European Acquired Rights Directive 77/187, any national regulations implementing the Acquired Rights Directive 77/187 and any equivalent legislation in any country which is not covered by the Acquired Rights Directive 77/187.

“Buyer Affiliate” means each Affiliate of Buyer identified in Exhibit A.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“COBRA” means Sections 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, instrument, statement of work or arrangements for consulting services or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which Seller or a Selling Affiliate is a party or by which any of their assets are bound (including all covenants not to compete and assignments of inventions).

“Employee Movement Date” means the Closing Date, or any other date that any court or other tribunal of competent jurisdiction shall deem to be the “time of transfer” under the ARD.

“Employment Losses” means all costs, claims, losses, liabilities, expenses, charges, penalties and fines arising from or connected with employment or an employment relationship.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statues, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who, together with Seller or any Selling Affiliate, is or was, at a relevant time, treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including any contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including any guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts owed to any Person under any noncompetition, nonsolicitation, severance or similar arrangements, (x) any change-of-control, retention or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (xi) any Liability under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xii) any Liability with respect to retirement plans (to the extent to which the Liabilities of such plans (determined on a plan termination/solvency basis) exceed the market value of assets held in such plans’ trust, if any), (xiii) any off-balance sheet financing of a Person (but excluding all operating leases), (xiv) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date and (xv) any Liabilities incurred by such Person (including any fees, costs and expenses incurred on behalf of Seller) in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of such Person’s and its Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

“Knowledge” as used in the phrases “to the Knowledge of Seller”, “to Seller’s Knowledge” or phrases of similar import means the actual knowledge of Scott Johnson, John Williams, John Ermanni, Dan Follis, Jerri Baker, Paul Czarnik, Mark Eschelby, Mark Kulak and Matthew Sarafian.

“Letter of Intent” means that certain letter agreement, dated on or about March 5, 2009, as the same may have been amended, between Buyer and Seller.

“Liability” means any liability, debt, obligation, deficiency, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, claim, lien (including Tax lien) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against Seller, or any of its Affiliates (including the Selling Affiliates), and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case that affects a Purchased Asset.

“Material Adverse Effect” means an event, condition or change which has had or would reasonably be expected to have a material adverse effect on the business derived through exploitation or sale of the Products, the Purchased Assets or the Assumed Liabilities, except for any such event, condition or change resulting, directly or indirectly, from (i) the public announcement of this Agreement, (ii) any change in GAAP, (iii) any change in applicable law, but only to the extent it does not disproportionately affect the Purchased Assets or the business related thereto, (iv) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, but only to the extent it does not disproportionately affect the Purchased Assets or the business related thereto, or (v) any change in general economic conditions or the financial or securities markets generally, but only to the extent it does not disproportionately affect the Purchased Assets or the business related thereto.

“Options” means all options, warrants or other rights, whether or not then exercisable, to acquire shares of Seller’s capital stock.

“Option Plans” means the Seller’s Fiscal 1999 Stock Option Plan, amended December 14, 2000, Seller’s 2001 Broad Based Stock Option Plan, Seller’s 2007 Long Term Incentive Plan and any other plan, agreement or arrangement under which Seller grants Options.

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” means (i) Liens for property or ad valorem Taxes which are not due and payable as of the Closing, (ii) those Liens for property or ad valorem Taxes set forth on the attached Schedule 1(a), the validity of which are being contested in good faith, (iii) Liens constituting contractual license terms under Purchased Contracts, and (iv) materialmen’s, mechanics’, carriers, warehousemen’s, workmen’s and repairmen’s liens for amounts not yet delinquent, that constitute Assumed Liabilities.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Proprietary Rights” means all registered and unregistered intellectual property rights throughout the world, including all of the following items along with all income, royalties, damages, equitable relief and payments due or payable prior to or at the Closing or thereafter (including damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, (ii) trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, logos, topographies, trade names and corporate names, and all registrations, applications and renewals for any of the foregoing, together with all goodwill associated therewith, (iii) copyrights, copyrightable works (including for all computer software) and mask works, together with all registrations, applications, extensions and renewals for any of the foregoing, (iv) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, layouts, plans, proposals, technical data, financial, business and marketing plans, price and cost information, and customer and supplier lists and related information), (v) computer software and software systems (including data, source code and object code, databases and related documentation), (vi) all rights of publicity and privacy, including the right to use the names, likenesses, and voices of real persons, (vii) other intellectual property rights and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including all claims and other rights with respect to each of the foregoing.

“Products” means the software or business solutions listed in Exhibit B.

“Release” shall have the meaning set forth in CERCLA.

“Selling Affiliates” means each Affiliate of Seller identified in Exhibit A.

“Scheduled Employees” means each of the employees who are wholly or mainly assigned to work in relation to the Purchased Assets listed on Schedule 9.10 who is actively employed by Seller as of the Closing Date or the Employee Movement Date. The contents of Schedule 9.10 shall include employee salary and bonus information as of March 31, 2009.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, profits, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Code §59A), customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax or escheat obligation, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of another Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes and including any amendment thereof.

“Transaction Documents” means this Agreement and the executed form of each agreement and instrument attached as an Exhibit hereto.

1.2       Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term
9.10(a)(i)	Active Employees
2.5(c)	Affiliate Asset Purchase Agreement
Preamble	Agreement
2.4	Allocation Schedule
8.1(a)	Applicable Limitation Date
2.2(a)	Assumed Liabilities
8.2(c)(ii)	Basket
5.14(a)	Benefit Plans
Preamble	Buyer
8.2(a)	Buyer Parties
9.10(i)	Buyer’s FSA Plan
8.2(c)(ii)	Cap
2.3	Cash Consideration
2.5(a)	Closing
2.5(a)	Closing Date
2.5(b)	Closing Transactions
2.3	Deferred Maintenance Adjustment
9.7(c)	Confidential Information
Article V	Disclosure Schedules
2.1(b)	Excluded Assets
2.1(b)(ii)	Excluded Contracts
2.2(b)	Excluded Liabilities
3.1(e)	HSR Act
9.10(a)(i)	Inactive Employees
8.2(d)(i)	Indemnified Party
8.2(d)(i)	Indemnifying Party
5.16	Insiders
5.12	Licenses
8.2(a)	Loss
8.2(a)	Losses
5.9(a)	Material Contracts
9.7	Non-Compete Period
9.10(a)(i)	Non-Transferred Employees

Preamble	Parties
Preamble	Party
9.8	Post-Closing Period
2.3	Purchase Price
2.1(a)	Purchased Assets
2.1(a)(iv)	Purchased Contracts
2.1(a)(vii)	Purchased Proprietary Rights
2.7	Resulting Exclusive Contract
Preamble	Seller
9.10(j)	Seller 401(k) Plan
8.2(b)	Seller Party
8.2(b)	Seller Parties
9.10(i)	Seller’s FSA Plan
9.10(a)(i)	Transferred Employees
9.10(a)(ii)(D)	Undisclosed Employee
5.13(a)	WARN Act

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1	Purchase of Assets.

(a)        On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall (or shall cause one or more of its Buyer Affiliates to) purchase, and Seller shall, and shall cause the Selling Affiliates to, sell, convey, assign, transfer and deliver, free and clear of all Liens (except for any Permitted Liens), all of Seller’s and the Selling Affiliates’ right, title and interest as of the Closing Date in the following assets, properties and rights (except for Excluded Assets) that are primarily (except to the extent noted below) related to the Products or primarily used in connection with the business derived through exploitation or sale of the Products (the “Purchased Assets”):

(i)        all prepayments, prepaid expenses and other prepaid assets made by Seller or any Selling Affiliate under any Purchased Contract (or under any Excluded Contract to the extent attributable or related to any Product and not included in the calculation of the Deferred Maintenance Adjustment, including those items listed on Schedule 2.1(a)(i));

(ii)       all packing materials, labels and supplies of or relating to the Products, and all inventories of hardcopies of Products, Product related materials and shrink wrap goods (whether in finished goods condition or otherwise) wherever located;

(iii)      (a) lease agreements for those automobiles and other vehicles set forth on Schedule 2.1(a)(iii)(a) (the “Vehicle Leases”), (b) all computers, servers and all related equipment (including all laptops, desktops and associated computer hardware, including any external storage devices and storage media) (collectively, “Computer Devices”) and software loaded thereon, as set forth on Schedule 2.1(a)(iii)(b), (c) to the extent assignable, rights to all telephone numbers used exclusively in the business of Seller relating to the Products, and (d) cellular telephones (but only to the extent transferable) and laptop or desk Computer Devices that are used by or held for use by any of the Scheduled Employees (e.g., personal property associated with the Scheduled Employees);

(iv)      (a) all benefits and rights, other than license fees, (including rights in respect of non-performance or breach) under each Contract (w) exclusively relating to the Products or the business of exploitation or sale of the Products, (x) set forth on Schedule 2.1(a)(iv)(a), (y) related to FileAID C/S when sold in conjunction with the Products, except as provided in Section 2.2(b)(ii), or (z) constituting a Resulting Exclusive Contract (as defined below) (each, a “Fully Assigned Contract”), and (b) all benefits and rights, other than license fees, (including rights in respect of non-performance or breach) to the extent such benefits and rights relate to the Products or the business of exploitation or sale of the Products under each Contract that is not a Fully Assigned Contract and that produces any of the revenue included in Seller’s and its Affiliates’ revenue amounts set forth on Schedule 2.1(a)(iv)(b) (each, a “Partially Assigned Contract” and collectively, together with Fully Assigned Contracts, the “Purchased Contracts”);

(v)       all lists and records pertaining to customer accounts (whether past, present or under development), sale order history, customer support, development issue tracking, sales plan opportunities, sales pipeline, licensing data, suppliers, personnel and agents;

(vi)      all claims, deposits, warranties, guarantees, refunds (other than Tax refunds), causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature;

(vii)     all Proprietary Rights and interests therein, including (a) the patents, patent applications and patent disclosures set forth on Schedule 2.1(a)(vii)(a); (b) the trademark registrations and trademark applications set forth on Schedule 2.1(a)(vii)(b), as well as any goodwill of Seller and the Selling Affiliates to the extent related to the foregoing; (c) all computer software set forth on Schedule 2.1(a)(vii)(c) (collectively, the “Purchased Proprietary Rights”);

(viii)    all insurance, warranty and condemnation net proceeds received before, on or after the Closing Date with respect to damage, non-conformance of or loss to any of the Purchased Assets that occurred before, on or after the Closing Date to the extent not already expended to remediate such damage or non-conformance;

(ix)      except as provided in Section 2.1(b) below, and to the extent related to the Products (with redaction of non-Product-related information), copies of all books, records, ledgers, files (including all financial, business and marketing plans and information), documents, mail, correspondence, lists, studies and reports and other printed or written materials (including all advertising, marketing and promotional materials), in each case, whether evidenced in writing or electronic data; and

(x)       all data extracts created by Seller from all relevant systems (including, but not limited to, personnel (to the extent permitted under applicable law), finance, sales, and payroll), in formats reasonably satisfactory to Buyer, and details of current business processes and systems in a format that Seller can reasonably provide.

(b)       Excluded Assets. All assets, properties and rights of Seller and the Selling Affiliates other than the Purchased Assets (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby, including:

(i)        all assets that are not set forth or described in Section 2.1(a), including all assets giving rise to Seller’s own corporate identity (including the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books);

(ii)       all rights (x) under any Contract that is not a Purchased Contract (other than a Resulting Exclusive Contract or as set forth in Section 2.6 below) and relating to File-AID C/S when sold in conjunction with a standalone or mainframe FileAID C/S component, (y) existing under any collective bargaining agreement or other Contract of any kind or nature with any labor organization or (z) under any reseller or similar distribution Contract (each, a “Reseller Agreement”) (collectively, the “Excluded Contracts”);

(iii)      all cash and cash equivalents as of the Closing Date and all rights in any bank accounts of Seller or the Selling Affiliates;

(iv)      any intercompany receivables or intercompany assets of any kind or nature;

(v)       any employee benefit plan of any kind sponsored, maintained or contributed to by Seller, the Selling Affiliates or any ERISA Affiliate;

(vi)      the accounting records, Tax Returns and other books and records of Seller and the Selling Affiliates that are not specifically identified in Section 2.1(a), provided that Seller and the Selling Affiliates shall provide copies of any such books and records (other than Tax returns) to Buyer to the extent related to the Products, with redactions of information not related to the Products at Seller’s option;

(vii)     any Tax asset of any kind or nature whatsoever, including all rights to or claims for refunds of Taxes paid by Seller;

(viii)	All prepaid sales, use or value added Taxes;

(ix)      insurance policies and associated prepayments and rights of recovery (except to the extent constituting a Purchased Asset);

(x)	those other assets set forth on Schedule 2.1(b)(x); and

(xi)      all rights of Seller under this Agreement and the other Transaction Documents.

2.2	Assumed Liabilities; Excluded Liabilities.

(a)        Assumed Liabilities. From and after the Closing, Buyer shall (or shall cause one or more of the Buyer Affiliates to) assume and agree to pay, defend, discharge and perform as and when due following the Closing (pending resolution of any good faith dispute then existing with the other contracting party to any Purchased Contract) only the following specific Liabilities of Seller and the Selling Affiliates (the “Assumed Liabilities”): subject to Section 2.6, all continuing obligations (including required maintenance and professional services obligations) that are first required to be performed by Seller or the Selling Affiliates on or after the Closing Date under each Purchased Contract (including each Vehicle Lease) but solely to the extent such obligations relate directly to the Products or the business derived through exploitation or sale of the Products and do not constitute Excluded Liabilities.

(b)       Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed herein or on any schedule or exhibit hereto, other than the Assumed Liabilities explicitly set forth in Section 2.2(a), Buyer and the Buyer Affiliates will not assume or be liable for any Liability of any kind or nature whatsoever of Seller or any Seller Affiliate, including, but not limited to, the following: (i) those Liabilities not specifically described in Section 2.2(a) hereof, (ii) those Liabilities arising out of or related to facts, events, transactions, occurrences or actions or inactions arising prior to the Closing Date, (iii) those Liabilities resulting from, arising out of, relating to, in the nature of, or caused by (A) Taxes of any kind or nature whatsoever (including Taxes relating to all payments relating to wages, bonuses and all other forms of compensation made to the Scheduled Employees by Seller or a Selling Affiliate prior to or after the Closing Date), (B) Indebtedness, (C) any Excluded Asset or Excluded Contract (or any Reseller Agreement or other Contract imposing exclusivity or noncompetition obligations on the part of Seller or any Selling Affiliate) or any intercompany payable or intercompany Liability of any kind or nature or any obligation with respect to any outstanding checks, (D) any breach of contract or noncompliance thereunder (including with respect to the transfer or assignment of Purchased Contracts to Buyer or Buyer Affiliate under this Agreement), breach of warranty or product liability, tort, default, infringement, violation of law, warranty claim or other matter, including any third-party claim under a theory of fraudulent conveyance, inadequate consideration or preferential transfer arising out of facts, events, circumstances, actions or inactions occurring or existing on or prior to the Closing Date, (E) any litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature arising out of facts, events, circumstances, actions or inactions occurring or existing on or prior to the Closing Date, (F) violation or non-compliance with Environmental and Safety Requirements or (G) any Scheduled Employee(s) prior to the Closing Date, non-Scheduled Employee(s), former employee(s) or retiree(s) (or any dependents or beneficiaries thereof), or any benefit plan of any kind or nature sponsored, maintained or contributed to by Seller or any ERISA Affiliate, (iv) Seller’s Liabilities under this Agreement, the Disclosure Schedules attached hereto, and the Transaction Documents, (v) any accounts payable or accrued expenses, (vi) any Liabilities for workers’ compensation benefits, severance pay, vacation pay, sick pay, salary, bonuses (including bonuses paid pursuant to long-term retention arrangements or agreements or executive bonus plans), commission payments, long-term retention bonuses, reimbursable expenses or other payments or obligations of any kind owed or promised to any Scheduled Employee or any non-Scheduled Employee or made or granted (whether pursuant to law or otherwise) in connection with any Scheduled Employee’s or any non-Scheduled Employee’s termination of employment or (vii) any Liabilities described in the second proviso of the fourth-to-last paragraph on Exhibit E attached hereto (in each case with respect to any of the matters described in the second proviso of the sixth-to-last paragraph on Exhibit E, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, whether related to the Products or not, and regardless of when or by whom asserted) (collectively, the “Excluded Liabilities”).

For purposes of this Section 2.2, “Seller” shall be deemed to include all of Seller’s Subsidiaries, Affiliates (including the Selling Affiliates), any predecessors to Seller and any person or entity with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that it or a Selling Affiliate is retaining the Excluding Liabilities, and Seller or a Selling Affiliate shall pay, discharge and perform all such Liabilities promptly when due.

2.3       Purchase Price. The purchase price for the Purchased Assets shall be equal to U.S. $80,000,000 (Eighty Million Dollars) (the “Cash Consideration”) minus the aggregate amount of all cash or cash equivalents received or collected (other than Taxes collected for the purpose of being remitted to a governmental authority), billed, or invoiced related to deferred maintenance, deferred consulting, deferred services or deferred training fees as of the Closing relating in any manner to maintenance or professional services obligations (or other Assumed Liabilities) that are to be performed by Buyer related to the Products at any time on or following the Closing Date (the “Deferred Maintenance Adjustment”) minus the aggregate amount paid to the Seller Affiliate pursuant to the Affiliate Asset Purchase Agreements (such difference being referred to herein as the “Purchase Price”). An estimate, and the methodology for final calculation at Closing (and a post-Closing true-up), of the “Deferred Maintenance Adjustment” is set forth on Schedule 2.3 attached hereto. The Parties agree that the Purchase Price shall not be subject to withholding Taxes.

2.4       Allocation of Purchase Price. The Purchase Price (including the Assumed Liabilities) shall be allocated in accordance with the allocations and methodologies specified in Schedule 2.4 (the “Allocation Schedule”). Seller and Buyer shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the allocation of the Purchase Price pursuant to the Allocation Schedule.

2.5	Closing Transactions.

(a)        Closing. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, California 94104, commencing at 10:00 a.m. on the second business day following the satisfaction or waiver of each of the conditions set forth in Article III hereof or at such other place or on such other date as may be mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. on the Closing Date.

(b)       Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following “Closing Transactions” on the Closing Date:

(i)        Buyer (or its designee(s)) shall deliver an aggregate amount equal to the Purchase Price in exchange for the transfer to Buyer (or a Buyer Affiliate) of the Purchased Assets and Buyer (or its designee(s)) shall assume the Assumed Liabilities; and

(ii)       The Parties shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Person under Article III.

(c)        Affiliate Assets. The sale, transfer, assignment and delivery of the Affiliate Purchased Assets and the assumption of the Affiliate Assumed Liabilities of each Selling Affiliate by Buyer or a Buyer Affiliate will be effected pursuant to a short-form asset purchase agreement, to be mutually agreed to by the Parties and consistent with the general terms and conditions set forth in this Agreement (each, an “Affiliate Asset Purchase Agreement”) on a country-by-country basis (or otherwise for certain transfers of Proprietary Rights) as designated by Buyer. Each Affiliate Asset Purchase Agreement shall be in substantially the same form as the form of Affiliate Asset Purchase Agreement attached hereto as Exhibit C, except (as Buyer and Seller shall reasonably agree) for (i) the deletion of provisions which are inapplicable to such Selling Affiliate, the Affiliate Purchased Assets or the Affiliate Assumed Liabilities covered by such agreement, (ii) such changes as may be necessary to satisfy the requirements of applicable local law (including any applicable Tax laws), (iii) such changes as may be reasonably agreed upon by Buyer and Seller regarding employees and employee benefits and compensation matters in order to adapt such agreement to the particular circumstances of the relevant Selling Affiliate and country, provided that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement and (iv) such other changes as may be reasonably agreed to by Seller and Buyer; provided that the sale of all Proprietary Rights shall be effected pursuant to that certain Bill of Sale and Assignment Agreement attached hereto as Exhibit D. Notwithstanding the foregoing, Seller shall be fully responsible for all indemnification obligations with respect to its respective Affiliates that may arise under any of the Affiliate Asset Purchase Agreements.

2.6       Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller or a Selling Affiliate hereunder. Seller shall, and shall cause a Selling Affiliate if applicable to, use its commercially reasonable efforts (but without the requirement of any payment of money or the provision of any other consideration by Seller, Selling Affiliate or Buyer) to obtain the consent of the other parties to any such Purchased Contract for the assignment thereof to Buyer or a Buyer Affiliate as Buyer may request. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Parties thereunder so that Buyer would not in fact receive all rights under such Purchased Contract, Seller shall, and shall cause a Selling Affiliate if applicable to, cooperate with Buyer or a Buyer Affiliate in a subcontracting arrangement as set forth on Exhibit E under which Buyer or a Buyer Affiliate would obtain the benefits in the nature of Purchased Assets and be responsible for the obligations in the nature of Assumed Liabilities thereunder in accordance with this Agreement or under which Seller or a Selling Affiliate, as applicable, would enforce, at Buyer’s expense, for the benefit of Buyer or a Buyer Affiliate, with Buyer assuming at Buyer’s expense Seller’s or a Selling Affiliate’s, as applicable, obligations, any and all rights of Seller or a Selling Affiliate, as applicable, against a third party thereto. Seller shall, and shall cause a Selling Affiliate to if applicable, promptly pay to Buyer when received all monies received by Seller or a Selling Affiliate, as applicable, under any Purchased Contract, excluding any Taxes (which, unless contested in good faith, will be remitted promptly and timely to the applicable government authority by Seller, and if any such contest is successful thereafter paid to the customer) and any Excluded Assets, and Buyer shall pay, defend, discharge and perform all Liabilities in the nature of Assumed Liabilities under such Purchased Contracts as required under Section 2.2(a) and Exhibit E. In cases in which a Contract that would otherwise constitute or result in the transfer of a Partially Assigned Contract contains prohibitions on partial assignment, this Agreement shall not constitute an agreement to assign or transfer such Contracts to Buyer, but Seller shall, and shall cause a Selling Affiliate if applicable to, prior to the Closing, use commercially reasonable efforts to cause each such Contract to be separated into two Contracts in a manner consistent with the requirements set forth on Exhibit E (it being understood that if any such Contract does not specify the value of the Products sold pursuant to such Contract, the Parties acknowledge and agree that amounts attributable to such Products shall be deemed to have a value based on Seller’s maintenance recognition schedule in local currency and in applicable exchange rate for the month of March 2009), with each such newly split Contract that relates exclusively to the Products being referred to herein as a “Resulting Exclusive Contract”.

2.7	[Reserved].

2.8       RISK OF LOSS. Until the Closing, any loss of or damage to the Purchased Assets from fire, casualty or any other occurrence shall be the sole responsibility of seller or the Selling Affiliates, as applicable. At the Closing, title to the Purchased Assets shall be transferred to Buyer (or a Buyer Affiliate), and Buyer (or a Buyer Affiliate) shall thereafter bear all risk of loss (subject to Article VIII) associated with the Purchased Assets.

ARTICLE III

CONDITIONS TO CLOSING

3.1       Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)        Except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in Article V hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not be reasonably expected to have a Material Adverse Effect; provided that, the representations and warranties set forth in Sections 5.1 (Organization and Corporate Power), 5.2  (Authorization of Transactions), and 5.4 with respect to clauses (i), (iii) and (iv) (Absence of Conflicts) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made; provided further that, the representations and warranties set forth in Section 5.10(b) (Proprietary Rights) and Section 5.18 (Title to Property) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though then made;

(b)       Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)        Since December 31, 2008, there shall have been no event, transaction, condition or change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)       All consents and approvals of third parties that are required for the transfer to Buyer of each Contract as set forth on Schedule 3.1(d) shall have been obtained or the replacement of third party software where Seller has not obtained such a consent, (x) all on continuing terms and conditions no less favorable to Buyer than those in existence as of the date hereof and (y) without cost to Buyer; provided that the foregoing condition in this clause (y) shall be deemed to be waived with respect to Contracts set forth on Schedule 3.1(d) the consent for which can be obtained by Buyer at a cost of less than $10,000 individually and less than $100,000 in the aggregate;

(e)        All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and applicable non-U.S. regulatory filings regimes shall have expired or been terminated;

(f)        No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Purchased Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

(g)       Seller shall have delivered to Buyer releases of any and all Liens (other than Permitted Liens) held by third parties with respect to any of the Purchased Assets; and

(h)       On or prior to the Closing Date, Seller shall have delivered to Buyer each of the following:

(i)        a certificate from Seller, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 3.1(a) and 3.1(b) have been satisfied;

(ii)       other than this Agreement, each of the other Transaction Documents to which Seller or a Selling Affiliate is a party, duly executed by Seller and/or a Selling Affiliate, as applicable;

(iii)      copies of all third party, governmental and regulatory consents, approvals, filings, releases, etc. required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(iv)      certified copies of the resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(v)       certificate of the Michigan secretary of state stating that Seller is in good standing;

(vi)      a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a “Foreign Person” as defined in Code §1445; and

(vii)     such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby; and

(i)        Except for the software licenses set forth on Schedule 3.1(i) Seller shall have delivered to Buyer development software and a server that is fully functioning in Seller’s Detroit, Michigan facility, which shall enable Buyer to further build and develop the Products.

Any condition specified in this Section 3.1 may be waived by Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.

3.2       Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)        Except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in Article VI hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not be reasonably expected to have a material adverse effect on Buyer;

(b)       Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)        All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the HSR Act, and applicable non-U.S. regulatory filings regimes shall have expired or been terminated;

(d)       No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Purchased Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects; and

(e)        On or prior to the Closing Date, Buyer shall have delivered to Seller all of the following:

(i)        a certificate from Buyer, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 3.2(a) and 3.2(b) have been satisfied;

(ii)       copies of all third party, governmental and regulatory consents, approvals, filings, releases, etc. required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(iii)      certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(iv)      certificate of the relevant authority stating that Buyer is in good standing;

(v)       other than this Agreement, each of the other Transaction Documents to which Buyer is a party, duly executed by Buyer; and

(vi)      such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

Any condition specified in this Section 3.2 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller or unless Seller agree in writing to consummate the transactions contemplated by this Agreement without the fulfillment of such condition.

ARTICLE IV

COVENANTS PRIOR TO CLOSING

4.1       Covenants of Seller. Prior to the Closing, unless expressly required of Seller by other provisions of this Agreement or unless Buyer otherwise agrees in writing, Seller shall, and cause the Selling Affiliates to:

(a)        keep in full force and effect its corporate existence and all material rights and franchises relating or pertaining to the Purchased Assets and the Products and maintain in full force and effect the existence of all of the material Proprietary Rights included in the Purchased Assets;

(b)       use its commercially reasonable efforts to carry on the business of exploiting or selling the Products in substantially the same manner as presently conducted and to keep the Purchased Assets intact, including its present employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with the Purchased Assets, and promote the smooth transition of the Purchased Assets to Buyer;

(c)        up to five (5) business days prior to Closing, supplement or amend the Disclosure Schedules with respect to any matter first arising after the date of this Agreement which, if existing, occurring, or known as of the date of this Agreement, would have caused any representation or warranty made by Seller in this Agreement to not be true and accurate or which is necessary to correct, any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment shall be deemed to have modified the representations, warranties and covenants of Seller for the purpose of determining whether the conditions in Article III of this Agreement have been satisfied (including the condition in Section 3.1(a)); provided, however, that such supplement shall be deemed to have modified the representations, warranties and covenants of Seller for purposes of determining whether any representation or warranty is inaccurate or has been breached or whether there has been any failure to perform or breach of any covenant contained herein for which an Indemnified Party would be entitled to indemnification hereunder;

(d)       substantially comply with all material legal requirements and material contractual Liabilities applicable to the operations of the Purchased Assets and pay all applicable Taxes with respect thereto when due and payable (unless being contested in good faith);

(e)        cooperate with Buyer, use commercially reasonable efforts and take such actions to cause the conditions to Buyer’s obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations); provided that notwithstanding the foregoing, Seller will provide copies of all documentation necessary to comply with this Section 4.1(e) to Buyer for its review and approval prior to submitting such documentation to the appropriate Persons;

(f)        as reasonably requested by Buyer, meet and confer with representatives of Buyer to discuss transition matters relating to the Purchased Assets and the general status of the business of exploiting or selling the Products;

(g)       provide, and cause its Affiliates and its respective officers, directors, employees, attorneys, accountants and other agents to provide, Buyer and its accounting, legal, funding sources and other representatives reasonable access at all reasonable times to the Purchased Assets and persons associated therewith;

(h)       file any forms or related material that Seller may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and applicable non-U.S. regulatory filings regimes, use reasonable efforts to obtain termination of the applicable waiting period, and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith;

(i)        prepare, issue and deliver, and thereafter collect, on a timely basis without delay in the Ordinary Course of Business invoices and bills for all revenue amounts set forth on Schedule 5.9(d)(ii);

(j)        not make, grant or promise any bonus or any wage, salary or compensation increase to any Scheduled Employee or not make, grant or promise any material increase in any employee benefit plan or arrangement applicable to Scheduled Employees (other than annual salary increases of no more than 3% for any individual); and

(k)       not take any action (or agree or commit to take any action) that, if taken prior to the date of this Agreement, would require disclosure under Section 5.7 or otherwise constitute a breach thereof as of the Closing Date.

4.2	Covenants of Buyer. Prior to the Closing, Buyer shall:

(a)        file any forms or related material that Buyer may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, use its reasonable efforts to obtain termination of the applicable waiting period, provided, however, that Buyer shall not be obligated to commence or defend any legal proceeding or to dispose of or hold separate any assets, category of assets, or business of Buyer or Seller in order to secure termination of the HSR waiting period, and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith;

(b)       as reasonably requested by Seller, meet and confer on a regular and reasonable basis with representatives of Seller to discuss transition matters relating to the Purchased Assets; and

(c)        cooperate with Seller and use its commercially reasonable efforts to cause the conditions to Seller’s obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations required to be obtained by Buyer hereunder).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (the “Disclosure Schedules”), and as a material inducement to Buyer to enter into this Agreement, Seller (it being agreed that, except for Sections 5.1 and 5.2, unless otherwise specified, all references in this Article V to “Seller” shall be deemed to be references to Seller and Selling Affiliates to the extent the applicable) hereby represents and warrants as of the date of this Agreement and as of the Closing Date (provided that the representations and warranties made as of a specified date will be true and correct as of such date) to Buyer that:

5.1       Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its business relating to the Purchased Assets as presently conducted, except where the failure to have such license, permit or authorization would not have a Material Adverse Effect. Seller is not in default under or in violation of any provision of its articles of incorporation or bylaws.

5.2       Authorization of Transactions. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Seller’s board of directors has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No vote of the stockholders of Seller or any other corporate proceedings on the part of Seller (or any of its Affiliates) is necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by principles of laws of general application relating to bankruptcy, insolvency and the relief of debtors.

5.3	[Reserved.].

5.4       Absence of Conflicts. Except as set forth on Schedule 5.4 attached hereto, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any of the Purchased Assets or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the articles of incorporation or by-laws of Seller, (ii) any Contract, (iii) any law, statute, rule or regulation to which Seller or any of the Purchased Assets is subject or (iv) any judgment, order or decree to which Seller or any of the Purchased Assets is subject, except such filings and notices as may be required under the HSR Act.

5.5	Statements.

(a)        Seller has delivered to Buyer and attached hereto as Schedule 5.5: a spreadsheet provided by Seller to Buyer reflecting all (i) GAAP revenues attributable to the Products and (ii) third party royalty or similar payments required with respect to under any Purchased Contract the Products, in each case for the fiscal years ended March 31, 2008 and March 31, 2009, and such spreadsheet has been prepared in accordance with GAAP consistently applied is accurate and complete in all material respects and is consistent in all material respects with the books and records of Seller.

(b)       As of March 31, 2009, the Deferred Maintenance and Services Revenue (as defined onSchedule 2.3 and calculated as set forth thereon as of March 31, 2009) is set forth on Schedule 5.5 attached hereto.

5.6       Absence of Undisclosed Liabilities.There are no Liabilities with respect to the Purchased Assets other than such Liabilities (i) under Purchased Contracts (but not Liabilities for material breaches thereof or material defaults thereunder or for tort, infringement or violation of law) or (ii) which have arisen after December 31, 2008 in the Ordinary Course of Business (none of which is a Liability for material breach of contract, material breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability).

5.7       Absence of Certain Developments. Except as set forth in Schedule 5.7 and except as expressly contemplated by this Agreement, since December 31, 2008, Seller and its Affiliates have conducted its business with respect to the Purchased Assets only in the Ordinary Course of Business and Seller and its Affiliates, to the extent relating to the Purchased Assets, have not:

(a)        suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $100,000 in the aggregate to the Purchased Assets, whether or not covered by insurance;

(b)       borrowed any amount or incurred or become subject to any Liabilities, except Liabilities incurred in the Ordinary Course of Business;

(c)        subjected any portion of its properties or assets to any Lien (other than Permitted Liens);

(d)       sold, leased, licensed, assigned or transferred (including transfers to any Insider) any of its tangible or intangible assets (including Proprietary Rights) (except for sales of inventory or non-

exclusive licenses of software in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis), or disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all of its rights in such confidential information);

(e)        waived, canceled, compromised or released any rights or claims of material value whether or not in the Ordinary Course of Business;

(f)        entered into, amended, modified or terminated any Material Contract or entered into any other material transaction or materially changed any business practice;

(g)       made any other change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business or entered into any transaction with any Insider;

(h)       failed to sell Products on terms and conditions, or to collect or invoice on a timely basis accounts receivables related to deferred revenue cash collections on historical terms, in each case in the Ordinary Course of Business;

(i)        made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business which do not exceed $10,000 in the aggregate);

(j)        instituted or settled any claim or lawsuit for an amount involving in excess of $10,000 in the aggregate or involving equitable or injunctive relief;

(k)       granted any performance guarantee to its customers or suppliers other than in the Ordinary Course of Business and consistent with the policies and practices disclosed to Buyer;

(l)         acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(m)	committed or agreed to any of the foregoing.

5.8       Taxes. During the past five (5) years, no claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes relating to the sale of the Products assessed by such jurisdiction relating to the sale of the Products. Schedule 5.8 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller or Selling Affiliate is required to file Tax Returns. Seller expressly disclaims any representation or warranty that Seller’s customer transaction tax procedures are proper; provided that Seller has no Knowledge that any such tax procedures are improper. Seller is not responsible for loss of customers by Buyer following the Closing Date to the extent resulting from Seller’s tax billing policies.

5.9	Contracts and Commitments.

(a)        Seller is not a party to, bound by or subject to any Contract relating to the Purchased Assets or the Products, except for (i) this Agreement and the other agreements contemplated hereby, (ii) any Contract under which Seller and its Affiliates do not expect to receive or expend cash of (x) $300,000 or more with respect to any Contracts with a customer of Seller or the Selling Affiliates or (y) $100,000 or more with respect to any other type of Contract, and (iii) those Contracts described on Schedule 5.9 attached hereto (the Contracts required to be disclosed on Schedule 5.9 attached hereto are referred to herein as the “Material Contracts”). Seller has delivered to Buyer true and correct copies of each Material Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 5.9). Schedule 5.9 contains an accurate and complete description of all material  terms of all oral Contracts referred to therein. With respect to the Purchase Assets or the Products, neither Seller nor its Affiliates is a party to, bound by or subject to (i) in-bound license agreements except as set forth on Schedule 5.10(e), (ii) settlement agreements, (iii) non-compete obligations imposed upon them, and (iv) exclusivity arrangements imposed upon them.

(b)       Except as disclosed in Schedule 5.9, (i) no Purchased Contract has been canceled or, to Seller’s Knowledge, breached by the other party, and Seller has no Knowledge of any anticipated breach by any other party to any Contract, (ii) since December 31, 2008, to the Knowledge of Seller, no material supplier or other material provider of goods or services has indicated in writing to Seller that it shall stop or materially decrease the rate of business done with respect to the Products or that it desires to renegotiate its Contract with respect to the Products, (iii) Seller has performed all the material obligations required to be performed by it in connection with the Purchased Contracts and is not in default under or in breach of any Purchased Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iv) Seller has no present expectation or intention of not fully performing any obligation pursuant to any Contract constituting a Purchased Asset, (v) each Purchased Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby, and (vi) to the Knowledge of Seller, no unfilled commitment obligating Seller to perform services or deliver product shall result in a loss to Seller’s business relating to the Purchased Assets upon completion of performance that individually or in the aggregate would have a Material Adverse Effect.

(c)        During the three-year period ending on the date of this Agreement, Seller has not used any name or names under which it has invoiced account debtors, maintained records regarding the Purchased Assets or the business relating thereto other than the exact names set forth on Schedule 5.9.

(d)       Schedule 5.9(d)(i) contains a complete, true and correct list of all Contracts between Seller or any of the Selling Affiliates, on the one hand, and any customer of Seller or any of the Selling Affiliates, on the other hand, except for any inter-company agreements (all of which shall constitute Excluded Assets) that generate maintenance revenue from sales of the Products, and such list contains a statement of the amount of monthly maintenance revenue attributable specifically to the Products to which Seller and the Selling Affiliates are entitled pursuant to such Contracts. Except as set forth on Schedule 5.9(d)(ii), all such maintenance revenue amounts set forth on such Schedule have been collected as of March 31, 2009.

5.10	Proprietary Rights.

(a)        Schedule 5.10(a) sets forth a complete and correct list of the following Proprietary Rights owned by Seller and related to the Purchased Assets: (i) all patented or registered Proprietary Rights and all pending patent applications or other applications for registration of Proprietary Rights, (ii) all material unregistered trademarks, service marks and trade names, and (iii) all material unregistered copyrights and computer software. All Purchased Proprietary Rights are valid, subsisting and enforceable and are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

(b)       Except as set forth in Schedule 5.10(b), (i) Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use pursuant to a Contract set forth on Schedule 5.9(b)(i), all Proprietary Rights which, together with rights granted to Buyer pursuant to the Technology Rights and Intellectual Property License Agreement, are necessary for or used in the exploitation or sale of the Products (the “Product Proprietary Rights”), free and clear of all Liens other than Permitted Liens, and such Product Proprietary Rights constitute all of the intangible assets necessary to operate and conduct the business of exploiting or selling the Products in the Ordinary Course of Business, (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Product Proprietary Rights has been made, is currently outstanding or, to the Knowledge of Seller, is threatened, and, to the Knowledge of Seller, there are no grounds for the same, (iii) each of the Product Proprietary Rights, including those listed on Schedule 5.10(a), is included in the Purchased Assets, (iv) no loss or expiration of any Purchased Proprietary Right is pending or, to the Knowledge of Seller, threatened or reasonably foreseeable except for expiration of the normal statutory or contractual term of a Product Proprietary Right, (v) with respect to the business relating to the exploitation or sale of the Products, Seller has not received any written notices of, nor is Seller aware of, any infringement, dilution or misappropriation by, or other possible conflict with, any third party with respect to any Purchased Proprietary Rights (including any demand or request that Seller license rights from a third party), (vi) with respect to the Purchased Proprietary Rights, neither Seller nor any Selling Affiliate has infringed, diluted, misappropriated or otherwise conflicted with any Proprietary Rights of any third parties, and Seller is not aware of any infringement, dilution, misappropriation or conflict which shall occur as a result of the continued operation of the business relating to the exploitation or sale of the Products as currently conducted or as currently proposed to be conducted, (vii) to Seller’s Knowledge, the Purchased Proprietary Rights have not been infringed, diluted, misappropriated or conflicted with by any third party, and (viii) Seller has not entered into any exclusive agreements or arrangements with respect to any Purchased Proprietary Rights.

(c)        No Seller nor any Selling Affiliate will own any Proprietary Rights related to the Products (other than Purchased Assets), except as licensed to Buyer pursuant to the License Agreement attached hereto as Exhibit F. All Purchased Proprietary Rights will be available for use by Buyer on identical terms and conditions subsequent to the Closing as those that were applicable to Seller immediately prior to the Closing. Seller has not disclosed any trade secrets or confidential information contained in the Purchased Proprietary Rights to any third party other than pursuant to a written confidentiality agreement. Seller has entered into written confidentiality agreements and written assignment agreements with all of the past and present employees, consultants, and independent contractors of its business relating to the Purchased Proprietary Rights pursuant to which such employees, consultants, and independent contractors have agreed to protect the confidential information contained in the Purchased Proprietary Rights and assign to Seller ownership of all inventions and other Proprietary Rights created or developed by such employees, consultants, and independent contractors within the scope of their relationship with Seller, except where the failure to enter into such written agreements would not have a Material Adverse Effect. Seller has taken reasonably necessary and desirable actions to maintain and protect the Purchased Proprietary Rights.

(d)       Seller and each of the Selling Affiliates are in compliance with its respective applicable privacy policy related to the business relating to the exploitation or sale of the Products and with all applicable data protection and privacy laws and other laws governing the collection, use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of any personal information or data related to the business relating to the exploitation or sale of the Products. There has not been any notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to Seller by any Person (including any governmental entity) related to the Purchased Assets regarding the collection, use, storage, distribution, transfer or disclosure of personal information, and none is pending and, to the Knowledge of Seller, none is threatened, and to the Knowledge of Seller, there is no basis for the same. To the Knowledge of Seller, (i) Seller has not experienced any incident involving the Purchased Assets in which any personal information or data was or may have been stolen or subject to any unauthorized access or use and (ii) to the Knowledge of Seller, there are no facts or circumstances that suggest the likelihood of any of the foregoing.

(e)        Schedule 5.10(e) sets forth a list, for each software product included in the Purchased Assets, of (i) each item of third party software incorporated in such product, (ii) each item of third party software used in connection with the development of such product, and (iii) for each such item of third party software described in subsection (i) or each material third party software described in subsection (ii), whether the same is licensed on a commercial or open source basis and an indication of the license under which the same is licensed. Except as set forth on Schedule 5.10(e), the software products included in the Purchased Assets, including any embedded or integrated third party software, do not contain any open source or freeware. The sale or licensing of such software products in the Ordinary Course of Business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the disclosure of source code of any other information.

(f)        Except as set forth in Schedule 5.10(f), there are no material defects in any software product included in the Purchased Assets that would prevent the same from performing in substantial conformance with its user specifications and there are no viruses, worms, Trojan horses or similar programs in any of the same, and Seller or a Selling Affiliate is in possession of the source code and object code for all of the foregoing (including any third party software incorporated in the foregoing other than where the failure to have source code does not affect or hinder the exploitation or sale of the Products) and copies of all other material related thereto, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development or other exploitation of such software as currently used in, or currently under development for, the Purchased Assets.

5.11     Litigation; Proceedings. Except as set forth in Schedule 5.11, there are no actions, suits, charges, complaints, arbitrations, grievances, orders, judgments, decrees, investigations or other proceedings pending or, to the Knowledge of Seller, threatened in writing against or affecting the Products or the Purchased Assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Seller, there is no basis for any of the foregoing. Except as set forth on Schedule 5.11, Seller has not received any opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any Liability which may be material to the exploitation or sale of the Products. Seller is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator with respect to the Purchased Assets. As of the date hereof, there are no actions, suits, charges, complaints, arbitrations, grievances, orders, judgments, decrees, investigations or other proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Seller’s performance under this Agreement and the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

5.12     Governmental Licenses and Permits. Schedule 5.12 contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights (collectively, the “Licenses”) owned, possessed or used by Seller exclusively in the exploitation or sale of the Products.

5.13	Employees.

(a)        Seller has materially complied with and is in compliance in all material respects with all applicable laws relating to the employment of personnel and labor, including (without limitation) provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay obligations, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, immigration compliance and the Worker Adjustment and Retraining Notification Act and all similar state or local requirements (collectively, the “WARN Act”), in each case with respect to Seller’s business relating to the Purchased Assets. Except as set forth on Schedule 5.13(a), Seller is not party to or bound by any collective bargaining agreement or relationship, and has not experienced any strikes, material grievances, material unfair labor practices claims or other material employee or labor disputes, in each case, with respect to Seller’s business relating to the Purchased Assets. Seller has not engaged in any unfair labor practice with respect to Seller’s business relating to the Purchased Assets. Except as disclosed on Schedule 5.13(a), neither Seller nor, to the Knowledge of Seller, any employee of Seller’s business relating to the Purchased Assets is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of Seller’s business relating to the Purchased Assets. Seller has paid or made adequate provision to pay all wages and other compensation and all other amounts due and payable to each of its employees or former employees through and including the Closing Date, in each case, with respect to Seller’s business relating to the Purchased Assets.

(b)       Except as set forth on Schedule 5.13(b), Seller is not party to any agreement which could require Seller to pay any additional compensation, bonuses (including any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any Scheduled Employee.

(c)        With respect to the transactions contemplated by this Agreement and the Transition Services Agreement, any notice required under any law or collective bargaining agreement has been or prior to Closing will be given by Seller, and all bargaining obligations with any employee representative have been or prior to Closing will be satisfied by Seller.

5.14	Employee Benefit Plans.

(a)        Except as set forth on Schedule 5.14(a) or as provided in writing to Buyer within two weeks after the date hereof, with respect to current or former employees of Seller’s business relating to the Purchased Assets, Seller does not maintain, contribute to, have any obligation to contribute to or have any actual or potential Liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) defined contribution, defined benefit or other retirement plans or arrangements, or (iii) employee welfare benefit plans, stock option or stock purchase plans, severance or material fringe benefit plans or programs whether in writing or oral and whether or not terminated (collectively, “Benefit Plans”). Seller has not maintained or contributed to any employee welfare benefit plan or other arrangement with respect to Seller’s business relating to the Purchased Assets which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or other applicable law.

(b)       Except as set forth on Schedule 5.14(b), with respect to the business relating to the Purchased Assets neither Seller nor any of its ERISA Affiliates has maintained or contributed to, and neither Seller nor any of its ERISA Affiliates has any Liability with respect to, any defined benefit pension plan (including defined benefit plans and multiemployer plans as defined in Sections 3(35) and 3(37) of ERISA, respectively, and otherwise, to the extent not subject to ERISA). To the extent that such plans are disclosed on Schedule 5.14(b), Seller shall also disclose (i) the extent to which the liabilities of any retirement plans (determined on a plan termination/solvency basis) exceed the market value of assets held in such plans’ trusts, if any, and (ii) whether conditions exist that present a risk to Buyer of incurring such liability.

(c)        With respect to each Benefit Plan of Seller with respect to Seller’s business relating to the Purchased Assets, all contributions or premium payments which are due have been paid on a timely basis.

(d)       Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in material compliance with its terms and is in material compliance in form and operation with the applicable requirements of all applicable Law, including, without limitation (and where applicable), ERISA and the Code.

5.15	Product Warranties; Product Liability; Recalls.

(a)        Each product and service sold, licensed, provided or delivered by the business relating to the exploitation or sale of the Products has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no out-of-pocket cost Liability for replacement or repair thereof or other damages in connection therewith. Schedule 5.15 includes copies of the standard terms and conditions of sale of the business relating to the exploitation or sale of the Products. No product or service (other than a consulting service) sold, licensed, provided or delivered by the business relating to the exploitation or sale of the Products is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth on Schedule 5.15, other than those guaranties, warranties, or other indemnities that are not, individually or in the aggregate, more commercially burdensome on Seller than the applicable standard terms and conditions of sale set forth on Schedule 5.15.

(b)       Seller has no Liability and there is no basis for any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the business relating to the exploitation or sale of the Products.

(c)        Except as disclosed on Schedule 5.15, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold, leased or delivered by the business relating to the exploitation or sale of the Products.

5.16     Affiliate Transactions. Except as disclosed on Schedule 5.16, no officer, director, employee, stockholder or other Affiliate of Seller or any of its Affiliates or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with Seller pertaining to the Purchased Assets (or the business exploiting or selling any Products) or has any interest in any property, real or personal or mixed, tangible or intangible, or pertaining to the Purchased Assets.

5.17     Compliance with Laws. Seller has complied with and is in compliance with, in all material respects, all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to its business relating to the Purchased Assets, and no claims have been filed against Seller alleging a violation of any such laws or regulations, and Seller has not received written or overt notice of any such violations.

5.18     Title to Property. Seller or a Selling Affiliate owns good and valid title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), all of its personal property and assets included in the Purchased Assets. Seller or a Selling Affiliate, at the Closing, will have the right, either directly or indirectly, to and will sell and transfer to Buyer good and valid title to, or a valid leasehold interest in all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

5.19     Governmental Authorities and Consents. Seller or a Selling Affiliate is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except such filings and notices as may be required under the HSR Act. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller or a Selling Affiliate in connection with its execution,  delivery and performance of this Agreement and the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby, except such filings and notices as may be required under the HSR Act.

5.20     Customers and Suppliers.  Schedule 5.20 attached hereto contains an accurate list of the one hundred (100) largest customers and five (5) largest suppliers of Seller’s business relating to the Purchased Assets for each of the two (2) most recent fiscal years, as measured by the dollar amounts of purchases therefrom or thereby. Except as set forth on Schedule 5.20, none of the suppliers listed on Schedule 5.20 has indicated to Seller that it shall stop, or materially decrease the rate of supplying, materials, products or services to Seller with respect to the Products and no customer listed on Schedule 5.20 has indicated to Seller that it shall (i) stop purchasing or materially decrease the volume of purchases of materials, products or services from Seller with respect to the Products or (ii) seek to purchase the Products provided by Seller from any other supplier or vendor not currently providing such products and services to such customer or convert any exclusive or single-source purchasing arrangement or relationship between such customer and Seller with respect to the Products into a non-exclusive or multi-source arrangement or relationship. With respect to each customer listed on Schedule 5.20, there has been no change, and no such customer has requested or indicated to Seller with respect to the Products that it may request a change, in the prices or material terms at which such customer purchases materials, products or services from Seller with respect to the Products.

5.21     Trade Deals and Promotions. Seller has not become bound by nor is a party to any trade deals, trade promotions or programs, sponsorships, trade refunds or cooperative programs or consumer promotions and programs (including without limitation any coupon, premiums and rebate programs), whether oral or written, with respect to the business relating to the exploitation or sale of the Products.

5.22     Disclosure.To the Knowledge of Seller, neither this Agreement, the other Transaction Documents nor any of the Schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made.

5.23     LIMITATION ON WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR AS AND TO THE EXTENT REQUIRED BY THIS AGREEMENT TO BE SET FORTH IN THE DISCLOSURE SCHEDULES, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS. ALL OTHER REPRESENTATIONS OR WARRANTIES BY SELLER ARE HEREBY DISCLAIMED.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement, Buyer (provided that the representations and warranties made as of a specified date will be true and correct as of such date) hereby represents and warrants to Seller that:

6.1       Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of the United Kingdom. Buyer is not in default under or in violation of any provision of its formation documents.

6.2       Authorization of Transactions. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of Buyer has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms.

6.3        No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the assets of Buyer, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of Buyer’s formation documents, (ii) any contract to which Buyer is bound or affected, (iii) any law, statute, rule or regulation to which Buyer is subject or (iv) any judgment, order or decree to which Buyer is subject, except such filings and notices as may be required under the HSR Act.

6.4       Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except such filings and notices as may be required under the HSR Act. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby, except such filings and notices as may be required under the HSR Act.

6.5       Litigation. As of the date hereof, there are no actions, suits, proceedings or orders pending or, to the Knowledge of Buyer, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the performance of Buyer under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

6.6       Financing. Buyer has or will at the Closing have funds sufficient to consummate the transactions contemplated by this Agreement and will have such funds at the Closing.

6.7	Limitations on Warranties.

(a)        BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OR AS AND TO THE EXTENT REQUIRED BY THIS AGREEMENT TO BE SET FORTH IN THE DISCLOSURE SCHEDULES, SELLER MAKES NO, AND BUYER IS NOT RELYING UPON ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS.

(b)       Buyer acknowledges and agrees that, in entering into this Agreement and in consummating the transactions contemplated hereby, it has relied and will rely solely upon its own investigation and analysis and the representations and warranties contained in this Agreement, the Disclosure Schedules attached hereto, the Transition Services Agreement and other agreements to be entered into at the Closing.

ARTICLE VII

TERMINATION

7.1	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)        by mutual written consent of Seller, on the one hand, and Buyer, on the other hand;

(b)       by Seller if events have occurred which have made it impossible to satisfy a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby unless Seller’s breach of this Agreement has caused the condition to be unsatisfied;

(c)        by Buyer if events have occurred which have made it impossible to satisfy a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby unless Buyer’s breach of this Agreement has caused the condition to be unsatisfied;

(d)       by Seller or Buyer if the Closing has not occurred on or prior to July 31, 2009; provided, however, that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 7.1(d) if such Party’s or Parties’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time; or

(e)        by Buyer if Seller delivers any supplement or amendment to the Disclosure Schedule as contemplated by Section 4.1(c), except for any supplement or amendment that solely relates to the scheduling of Purchased Contracts or Multi-Product Contracts that are first entered into in the Ordinary Course of Business after the date of this Agreement and permitted by Section 4.1.

7.2	Effect of Termination.

(a)        In the event of termination of this Agreement by either Seller or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party or its stockholders, Affiliates, directors or officers under this Agreement, except that the provisions of Sections 9.2 (Press Release and Announcements), 9.5 (Expenses) and Article X (Miscellaneous) shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

(b)       If this Agreement is terminated pursuant to Section 7.1(d) and at the time of such ermination all of the conditions set forth in Section 3.1 have been satisfied in full or being capable of being satisfied in full (and not waived), then within three (3) business days following such termination, Buyer shall pay to Seller Eight-Million Dollars ($8,000,000.00). Notwithstanding any other provision in this Agreement to the contrary, such termination right and payment obligation shall represent the sole and exclusive remedy of Seller and its Affiliates (including Selling Affiliates) with respect to any breach of or noncompliance with this Agreement by Buyer, and neither Buyer nor any of its Affiliates (including Buying Affiliates) shall have any further liability or obligation to Seller or any of its Affiliates (including Selling Affiliates) of any kind whatsoever, whether arising in contract, tort or otherwise following payment of such amount to Seller.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.1	Survival; Risk Allocation.

(a)        Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement, the Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the second anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 5.8 (Taxes) or Section 5.14 (Employee Benefit Plans), the Applicable Limitation Date shall be the 30th day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), if any, giving rise to such Loss, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), clauses (i), (iii) and (iv) of Section 5.4 (Absence of Conflicts), clause (i) of the first sentence of Section 5.10(b) (Title to Proprietary Rights) or Section 5.18 (Title to Property), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive indefinitely) and (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 6.1 (Organization and Corporate Power) or Section 6.2 (Authorization of Transactions) or Section 6.3 (No Conflicts), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive indefinitely). The covenants and agreements of each Party set forth in this Agreement shall survive forever.

(b)       Special Rule for Fraud. Notwithstanding anything in this Article VIII to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party which suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c)        Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby among the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

8.2	Indemnification.

(a)        Seller’s Indemnification. Seller shall indemnify Buyer and its officers, directors, employees, equity holders, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, demand, claim, action, cause of action, out-of-pocket cost, damage, deficiency, diminution in value (but only if such diminution in value directly results from the occurrence of any event specified in any of clauses (i) through (v) below), Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)        any misrepresentation or the breach of any representation or warranty made by Seller or Selling Affiliate contained in this Agreement, the other Transaction Documents, any Exhibit or Schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto (in each case, without taking into account any materiality or Material Adverse Effect qualifiers set forth therein);

(ii)       the breach of any covenant or agreement made by Seller or Selling Affiliate contained in this Agreement, the other Transaction Documents, any Exhibit or Schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto;

(iii)      any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Seller or any of its agents or representatives;

(iv)      the failure by Seller or a Selling Affiliate to obtain consent for the assignment of a software license for items embedded in the Products that has been granted to Seller or Selling Affiliate; or

(v)       the assertion against any Buyer Party of any Liability that is an Excluded Liability or relates to an Excluded Asset.

(b)       Buyer Indemnification. Buyer shall indemnify Seller and its respective officers, directors, employees, equity holders, Affiliates, successors and permitted assigns (each, a “Seller Party” and collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Parties in respect of any Loss which any such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of:

(i)        any misrepresentation or the breach of any representation or warranty made by Buyer or a Buyer Affiliate contained in this Agreement, the other Transaction Documents, any Exhibit or Schedule hereto or any certificate delivered by Buyer to Seller with respect hereto or thereto;

(ii)       the breach of any covenant or agreement made by Buyer or Buyer Affiliate contained in this Agreement, the other Transaction Documents, any Exhibit or Schedule hereto or any certificate delivered by Buyer to Seller with respect hereto or thereto;

(iii)      any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Buyer or any of its agents or representatives;

(iv)      the assertion against Seller Party of any Liability that is an Assumed Liability; or

(v)       the misuse following the Closing Date by any employee of Buyer (including the Scheduled Employees) of the systems of Seller to which access has been provided to Buyer pursuant to the Transition Services Agreement.

(c)        Limitations on Indemnity. The indemnification provided for in Sections 8.2(a)(i) and 8.2(b)(ii) above is subject to the following limitations:

(i)        No Party will be liable hereunder with respect to claims referred to in subsection 8.2(a)(i) or subsection 8.2(b)(i) above unless the other Party gives written notice thereof prior to the Applicable Limitation Date, if any. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses which such parties may incur (subject to the Basket and the Cap, if applicable, and all other provisions of this Article VIII) in respect of the matters which are the subject of such claim, regardless of when incurred, to the extent indemnification is required with respect thereto pursuant to Sections 8.2(a) or (b).

(ii)       Anything in this Agreement to the contrary notwithstanding (but subject to the remainder of this subsection 8.2(c)(ii)), no Indemnifying Party shall be liable to the Buyer Parties or the Seller Parties, as the case may be, for any Loss arising under Section 8.2(a)(i) or Section 8.2(b)(i) above (A) unless the aggregate amount of all Losses incurred by the Buyer Parties or the Seller Parties, as applicable, exceeds four hundred thousand dollars ($400,000) in the aggregate (the “Basket”), in which case such Indemnifying Party shall be liable for all such Losses in excess of the amount of the Basket, and (B) to the extent that the aggregate amount of all such Losses exceeds seventeen million, five hundred thousand dollars ($17,500,000) (the “Cap”). Notwithstanding anything contained in this Agreement to the contrary, the Basket and the Cap shall not apply with respect to any Loss arising from or related to a breach of (a) any covenant or agreement set forth in this Agreement or any of the Affiliate Asset Purchase Agreements of any Party, (b) the representations and warranties set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), clauses (i), (iii) and (iv) of Section 5.4 (Absence of Conflicts), Section 5.5(b) (Deferred Revenue), Section 5.7(h) (Deferred Revenue/Cash Management Policies Changes), clause (i) of the first sentence of Section 5.10(b) (Proprietary Rights), Section 5.16 (Affiliate Transactions), Section 5.18 (Title to Property),Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization of Transactions), Section 6.3 (No Conflicts), or (c) the indemnities in Sections 8.2(a)(ii), (iii), (iv) and (v) and Sections (b)(ii), (iii), (iv) and (v).

(d)	Procedure.

(i)        If a party hereto seeks indemnification under this Article VIII, such party (the “Indemnified Party”) shall give written notice to the other party(ies) (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have materially harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof and the Indemnifying Party’s reasonable request therefor, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a third party claim. The Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a nationally recognized reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first verify and commit in writing to the Indemnified Party that the Indemnifying Party agrees to be fully responsible (with no reservation of rights) for all Losses relating to such claims to the extent provided for in this Article VIII (but not subject to the Basket or Cap), and that it will provide full indemnification to the Indemnified Party for all Losses relating to such claim to the extent provided for in this Article VIII (but not subject to the Basket or Cap).

(ii)       Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense, if the claim which the Indemnifying Party seeks to assume control (a) seeks non-monetary relief, (b) involves a claim to which the Indemnified Party reasonably and in good faith believes an adverse determination would materially injure or adversely affect the Indemnified Party’s reputation or future business prospects, (c) involves criminal or quasi-criminal allegations, or (d) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(iii)      If the Indemnifying Party is permitted to assume and control the defense of a third party claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(iv)      If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice.

(e)        Payments. The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties agree in writing that there is a reasonable basis for such claim and with respect to the amount of such claim. Notwithstanding anything herein to the contrary, in the event that it is determined either by mutual agreement or by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, the Indemnified Party shall immediately reimburse all fees and expenses incurred by any purported Indemnifying Party in connection with such claim.

(f)        Purchase Price Adjustments. Amounts paid to or on behalf of any Party as indemnification shall be treated as adjustments to the Purchase Price.

(g)       Adjustment to Indemnification Payments. Any payment made under this Article VIII in respect of any indemnification claim (i) shall be reduced by any net insurance proceeds realized by and paid to the Indemnified Party in respect of such claim (determined after giving effect to any increase in premiums resulting therefrom), (ii) shall be reduced by any amounts collected from third parties (other than the Buyer Parties or the Seller Parties) with respect to such claim and (iii) shall be (A) reduced by an amount equal to any Tax benefits attributable to such claim and (B) increased by an amount equal to any Tax detriment attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by Seller or by the Buyer or by any consolidated, combined or unitary group of which either of them is a member, in the Tax year in which such Losses were incurred. An Indemnified Party shall use commercially reasonable efforts (at the Indemnifying Party’s expense) to pursue any insurance company recovery available to it with respect to any Losses for which such Indemnified Party seeks indemnification pursuant to this Article VIII.

(h)       Exclusive Remedy. Subject to Section 8.1(b), from and after the Closing, the indemnification provided pursuant to this Article VIII shall be the sole and exclusive remedy (other than equitable remedies or injunctive relief) hereto for any Losses as a result of, with respect to or arising out of any breach or claim in connection with this Agreement, any Exhibit or Schedule hereto or any certificate or writing delivered in connection with this Agreement, regardless of the cause of action.

(i)        Limitation on Liability. No Indemnifying Party shall in any event be liable to the Buyer Parties or the Seller Parties, as applicable, on account of any indemnification obligation set forth in this Article VIII for any incidental, special or punitive damages (or any consequential damages that do not directly result from the occurrence of any event specified in any of clauses (i) through (v) of Section 8.2(a)) incurred or suffered by an Indemnified Party hereunder and in no event shall Losses include an Indemnified Party’s incidental, special or punitive damages (or any consequential damages that do not directly result from the occurrence of any event specified in any of clauses (i) through (v) of Section 8.2(a)); provided that nothing herein shall relieve any Indemnifying Party of its obligation to provide indemnification under this Article VIII for all components of awards or settlements against the Buyer Parties or the Seller Parties, as applicable, with respect to third party claims, including incidental, special or punitive damages (or any consequential damages that do not directly result from the occurrence of any event specified in any of clauses (i) through (iv) of Section 8.2(a)).

(j)        Duty to Mitigate. Each of the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts consistent with sound business judgment to mitigate the aggregate amount of Losses for which the Indemnifying Party is responsible hereunder; provided that the failure to so mitigate shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have materially harmed the Indemnifying Party.

(k)       No Duplication of Warranties and Representations. Notwithstanding anything to the contrary herein, an Indemnified Party may not assert or recover under Section 8.2 above duplicative Losses in respect of a single set of facts or circumstances giving rise to a breach of representation, warranty or covenant in this Agreement; provided that the foregoing shall not restrict claims under any one or more representations, warranties, covenants or agreements set forth in this Agreement that may be applicable to such facts and circumstances.

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1	Tax Matters.

(a)        Certain Taxes and Fees. Seller and Buyer shall each be responsible for, as and when due, one-half of all transfer, documentary, sales, use, stamp, registration and other fees and Taxes incurred by reason of the initial transfer on or after the Closing of the Purchased Assets and the Assumed Liabilities under this Agreement; provided that Buyer shall be solely responsible for any Value Added Taxes and Goods and Services Taxes incurred by reason of the transfer on or after the Closing of the Purchased Assets and the Assumed Liabilities under this Agreement and the related transactions, invoiced now or in the future by the Seller or reported under the reverse charge mechanism on any Buyer Tax Return. Except for sales Tax Returns (which shall be filed by Seller), Buyer shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, use, stamp, registration and other such Taxes and fees, and if required by applicable law, any of the other Parties hereto will execute and join in the execution of any such filing. Each Party shall bear their own costs with respect to any filings for which it is responsible (including any penalties and interest thereon).

(b)       Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, and without charge by the non-requesting Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)        Property Taxes. All personal property taxes, ad valorem taxes and similar taxes imposed on a periodic basis, whether paid in advance or arrears, in each case levied with respect to the Purchased Assets, other than transfer taxes provided for in Section 9.1(a), for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the pre-Closing Tax period (including the Closing Date) and the number of days of such taxable period included in the post-Closing Tax period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the pre-Closing Tax period. Within 90 days after the Closing, Seller and Buyer shall present a reimbursement to which each is entitled under this Section 9.1(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for personal property taxes relating to the Purchased Assets, part or all of which are attributable to the post-Closing Tax period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the pre-Closing Tax period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the pre-Closing Tax period. In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 9.1(c), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 9.1(c) and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid. Notwithstanding any other provision of this Section 9.1(c), if Buyer or a Buyer Affiliate relocates any Purchased Assets to another Tax jurisdiction and such relocation results in a Tax liability for a period that begins before the Closing, Seller shall not be liable for any portion of such Tax.

(d)       Use of Electronic Delivery Method. Until Buyer enters into a Resulting Exclusive Agreement with each customer of the Seller, any software, maintenance updates and upgrades provided by Buyer shall be delivered in a manner consistent with the method of delivery noted in the Electronic Product Delivery field of Seller’s Client Management Application (as specified in the CMA FILE). Upon request from Seller, Buyer shall provide proof of its delivery method. Buyer shall indemnify Seller for any Tax liability imposed on Seller that results from Buyer’s change in method of delivery.

(e)        Seller is responsible and liable for all applicable transaction taxes as they pertain to any Purchased Contract (or portion thereof) that was not assigned to Buyer and has the authority to determine all Tax policies and Tax reporting procedures for such contracts including all benefits, rights and obligations.

9.2       Press Releases and Announcements. At and after the Closing, no press releases related to this Agreement and the transactions contemplated herein, or other public announcements to the employees or exclusive customers of the business of the Seller relating to the Purchased Assets, shall be issued without the other Party’s prior written consent; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable law or any requirement of the Nasdaq National Market or applicable laws or listing requirements of the United Kingdom. No such press releases or other public announcements shall be made prior to the Closing without the prior written consent of Seller and Buyer; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable law or any requirement of the Nasdaq National Market or applicable laws or listing requirements of the United Kingdom.

9.3       Further Assurances. Seller and Buyer shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets.

9.4       Specific Performance. Notwithstanding anything to the contrary in this Agreement, Seller acknowledges that the business relating to the exploitation or sale of the Products and the Purchased Assets is unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by Buyer to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

9.5       Expenses. Except as otherwise provided herein, each of the Parties shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. Each of Buyer and Seller shall pay one-half of the filing fees associated with any filings under the HSR Act or any other competition act filing required pursuant to applicable law.

9.6       Exclusivity. From and after the date hereof through and including the first to occur of the Closing and the termination of this Agreement pursuant to Article VII hereof, Seller agrees, on behalf of itself and each of its Affiliates, that neither it nor any of its respective representatives, directors, officers or employees will (i) discuss or pursue a possible sale, recapitalization or other disposition of the Purchased Assets or any substantial portion of the Purchased Assets (other than sale or licensing of products and services in the Ordinary Course of Business) or provide any information to any other Person in connection therewith or (ii) disclose to any other Person the existence or terms of this Agreement (except as may be required by law or by the mutual agreement of Buyer and Seller).

9.7	Non-Competition; Non-Solicitation and Confidentiality.

(a)        Non-Competition. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Non-Compete Period”), Seller shall not, and shall not allow any of its respective Affiliates (including Selling Affiliates) to, directly own any interest in, manage, control, participate in (whether as an owner, operator, franchisor, franchisee, creditor, advisor, representative or otherwise), consult, render services, organize, plan to organize or in any manner engage, or make preparation to engage, anywhere in the world, in any business or enterprise of licensing or developing packaged software products for installation at customer sites that have the same or substantially the same functionality as the Products as of the Closing Date (a “Competitive Business”); provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business; provided further, that Seller may acquire a Competitive Business (i) without the prior written consent of Buyer if, and only if, such Competitive Business (x) constitutes a portion of a broader business or enterprise acquired by Seller and (y) has historically had, during each of the three years immediately preceding the date on which such acquisition is consummated, total Competitive Business revenues of less than $6,000,000 per year, and (ii) only with the prior written consent of Buyer if such Competitive Business (x) is stand-alone and not part of a broader business or enterprise acquired by Seller or (y) has historically had, during each of the three years immediately preceding the date on which such acquisition is consummated, total Competitive Business revenues of or great than $6,000,000, and subsequently, during the remainder of the Non-Compete Period, Seller may continue to operate such acquired Competitive Business so long as the total Competitive Business revenues derived therefrom do not exceed $8,000,000 (it being further understood that, in the event Seller elects to divest (or sell the assets attributable to) any such acquired Competitive Business during the Non-Compete Period, Seller shall provide Buyer with a right of first refusal to purchase such Competitive Business from Seller (at the same price and on the same material terms and conditions that Seller and any third party have otherwise agreed to consummate a transaction with respect thereto); provided further that Seller’s product entitled “Client Vantage Active” in its marketed use form and functionality shall not be deemed to be a Competitive Business. Seller expressly acknowledges and agrees that each and every restriction imposed by this Section 9.7 reasonable with respect to subject matter, time period and geographical area. Notwithstanding anything to the contrary in this Section 9.7, the Buyer acknowledges that Seller is in the business of providing general professional services to customers and agrees that this Section 9.7 in no way limits Seller’s ability to utilize software products which are substantially the same or similar to the Products in order to provide such general professional services provided that such software products are not directly licensed to any customers or other third parties.

(b)       Non-Solicitation. Each Party agrees that, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, without the prior written consent of the other Party, it shall not, and shall not permit any of its Affiliates to, directly or indirectly,

(i)        solicit (other than through the means of a general advertisement) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or hire any Scheduled Employee or non-Scheduled Employee, as applicable, without the prior written consent of the other Party; or

(ii)       solicit or attempt to induce any supplier or other material business relation of the business relating to the Purchased Assets into any business relationship which might materially harm Buyer or any of its Affiliates or disparage the Buyer or any of its Affiliates or any of their respective officers, directors, principals or employees.

(c)        Confidentiality. From and after the Closing Date, Seller shall (and shall cause its Affiliates to) treat and hold as confidential any information concerning the Purchased Assets and the business of exploiting or selling the Products that are not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with the performance of their obligations under this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 9.7(c) or (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information. In the event that Seller or any Affiliate of Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.7(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Affiliate of Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided that such disclosing Person shall use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d)       Remedy for Breach. Each Party acknowledges and agrees that in the event of a breach by it (or any of its Affiliates) of any of the provisions of this Section 9.7, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching Party and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages. Each Party shall be responsible for any breach of this Section 9.7 by any of its Affiliates.

(e)        Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)        Acknowledgment. Each Party acknowledges and agrees that (i) the restrictions contained in this Section 9.7 are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and in the case of Buyer, are necessary to protect Buyer’s interest in, and value of, the Purchased Assets, (ii) the other Party is primarily responsible for the creation of such value, and (iii) each Party would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 9.7.

9.8       Transitional Assistance. Seller shall cause two employees (to be reasonably acceptable to Buyer) during normal business hours, to provide reasonable assistance to Buyer, for a period of one hundred twenty (120) days (the “Post-Closing Period”) after the Closing, to ensure the orderly transition of the Purchased Assets from Seller to Buyer, including, but not limited to, responses to migration-related questions and additional data extracts as reasonably requested by Buyer. After the Post-Closing Period, if Buyer requests additional information related to the Purchased Assets, Seller shall use its commercially reasonable efforts to assist Buyer as requested.

9.9       Financial Information. Seller shall furnish to Buyer any information or documents reasonably requested by Buyer, which is in Seller’s possession or to which Seller has access, constituting, or necessary for obtaining the consent of Seller’s independent accountants with respect to the use of their audit reports on the financial statements with respect to Purchased Assets for periods prior to the Closing Date and shall reasonably cooperate with Buyer in connection therewith.

9.10     Employee and Related Matters. Unless an Affiliate Asset Purchase Agreement explicitly provides otherwise, the following provisions shall apply to all Scheduled Employees:

(a)	Movement of Employees.

(i)        United States Employees. As of the Closing Date, each Scheduled Employee who is actively employed by Seller in the United States on a United States payroll as of the Closing Date (the “Active Employees”) shall be offered employment by Buyer. Notwithstanding the inclusion of any such employee on Schedule 9.10, Buyer shall not offer employment to any employee of Seller’s business relating to the Purchased Assets who, as of the Closing Date, is absent from active employment with Seller for any reason (including as a result of layoff, leave of absence, disability, illness or injury) (the “Inactive Employees”) unless (i) the Inactive Employee was absent from active employment with Seller as of the Closing Date solely on account of an authorized leave of absence, an illness eligible for sick time under Seller’s sick leave policy, a short-term disability as determined under Seller’s short-term disability plan (whether or not the employee is insured under such plan) or an injury, illness or disability for which the Inactive Employee is eligible for protection and/or coverage under federal, state or local law, and (ii) such Inactive Employee qualifies to be actively employed by Buyer in accordance with Buyer’s human resources policies and procedures or is otherwise required by federal or state law to be offered employment by Buyer at any time following the Closing Date. The Inactive Employees shall be treated as Non-Transferred Employees until such time as such employees present themselves for work with Buyer in accordance with the requirements of the preceding sentence. The Active Employees and the Inactive Employees meeting the criteria set forth in clauses (i) and (ii) of the second preceding sentence who accept employment with Buyer shall be referred to herein as “Transferred Employees.” The employees of Seller’s business relating to the Purchased Assets who do not accept employment with Buyer shall be referred to herein as “Non-Transferred Employees.” Nothing in this Agreement shall limit Buyer’s ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause; provided, however, that immediately after Closing (or the applicable transfer date for Inactive Employees who become Transferred Employees), Seller shall provide Transferred Employees with credit for service with Seller and its Affiliates for purposes of eligibility and vesting under its benefit plans, other than under equity-based plans and awards. Neither Buyer nor any of its Affiliates shall have any Liability with respect to any Non-Transferred Employee or former employee or retiree of Seller, regardless of when such Liability arises or occurred (whether on, prior to or after the Closing Date). Seller shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits relating to or arising out of their employment with Seller or its Affiliates on or prior to the Closing Date (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of Seller’s employees, former employees or retirees, including the Transferred Employees. Buyer shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) to any Transferred Employee relating to or arising out of their employment with Buyer or any of its Affiliates after the Closing Date. Provided that on or before the Closing Date Buyer has been supplied a true and accurate list of employee layoffs, by date and location, implemented by Seller in the 90-day period preceding the Closing Date with respect to Seller’s business relating to the Purchased Assets, Buyer shall indemnify and hold harmless Seller from all Liabilities arising under the WARN Act as a result, in whole or in part, of actions of the Buyer on or after the Closing Date with respect to any of the Transferred Employees. Seller shall indemnify and hold harmless Buyer from all Liabilities arising under the WARN Act as a result of actions of Seller and its Affiliates prior to the Closing Date. Except as set forth in Section 9.10(j), neither Buyer nor any of its Affiliates shall assume any Liability with respect to any employee benefit plan of any kind or nature currently or formerly sponsored by, maintained by or contributed to by Seller or any ERISA Affiliate or any “withdrawal liability” or any other Liability with respect to any “multiemployer plan” (as such terms are defined under ERISA).

(ii)	Non-U.S. Employees.

(A)       Scheduled Employees. Seller warrants that the Scheduled Employees are wholly or mainly assigned to work in relation to the Purchased Assets as at the date of this Agreement.

(B)	Movement of Employment.

(x)        The Parties acknowledge and agree that Buyer will employ the Scheduled Employees from the Employee Movement Date.

(y)        Seller will perform and discharge all of its obligations in respect of the Scheduled Employees and their representatives relating to the period prior to the Employee Movement Date, whenever such obligations may accrue or become due.

(z)         Buyer will perform and discharge all of its obligations in respect of the Scheduled Employees and their representatives relating to the period on or after the Employee Movement Date whenever such obligations may accrue or become due. Buyer will indemnify and keep indemnified Seller and the Selling Affiliates from and against all Employment Losses arising from Buyer’s failure to perform and discharge any such obligations and against all Employment Losses in respect of the Scheduled Employees (including claims brought on their behalf) arising out of or as a result of any act or omission by Buyer or any of the Buyer’s Affiliates relating to an Scheduled Employee occurring on or after the Employee Movement Date.

(C)       Seller’s Indemnity in respect of the Scheduled Employees. Seller will indemnify and keep indemnified Buyer and the Buyer Affiliates against all Employment Losses arising from:

(w)        any act or omission relating to any Scheduled Employee of Seller having its origin prior to the Employee Movement Date save simply for the accrual of service before that date,

(x)        any claim by a Scheduled Employee or employee representative or employee representative body of any Scheduled Employee that either party has failed to inform and consult pursuant to the ARD in relation to the transaction contemplated by this Agreement. Buyer agrees to inform Seller of any measures which it proposes to take in relation to the Scheduled Employees,

(y)        any claim by a Scheduled Employee whose employment or engagement is terminated by Seller or any of the Selling Affiliates prior to the Employee Movement Date, and

(z)         any claim by any individual in connection with the ARD, in relation to the transaction contemplated by this Agreement, save as expressly provided elsewhere in this Section 9.10, provided that Buyer and the Buyer Affiliates shall provide all reasonable assistance to Seller and the Selling Affiliates and take all reasonable steps to minimize the Employment Losses and employment costs and to take all reasonable steps to mitigate the Seller’s liability under this Section 9.10.

(D)       Undisclosed Employees. If any person other than a Scheduled Employee (an “Undisclosed Employee”) alleges that as a result (whether directly or indirectly) of the sale of the Purchased Assets pursuant to this Agreement his contract of employment, or any liability in connection with his employment, has transferred to Buyer, or to an agent or contractor of Buyer or the Buyer Affiliates, pursuant to the ARD then Buyer may terminate the employment of such Undisclosed Employee and Seller shall indemnify Buyer on an ongoing basis against all Employment Losses and employment costs (including but not limited to the cost of salary, benefits, termination, costs and Tax) which Buyer or the Buyer Affiliates may incur in relation to the employment of such Undisclosed Employee, whether such Employment Losses relate to a period before or after the Employee Movement Date, including, without limitation: (x) any Employment Losses arising from the termination of the employment of such an Undisclosed Employee, (y) any Employment Losses arising from the ongoing employment of such an Undisclosed Employee where Buyer is unable to terminate the employment lawfully, and (z) any Employment Losses and employment costs connected with or arising from the re-instatement or re-engagement of such an Undisclosed Employee where a tribunal or court of competent jurisdiction makes an order that such an Undisclosed Employee should be re-instated or re-engaged by Buyer; provided that Buyer and the Buyer Affiliates shall provide all reasonable assistance to Seller and the

Selling Affiliates and take all reasonable steps to minimize the Employment Losses and employment costs and to take all reasonable steps to mitigate Seller’s liability under this Section 9.10. If, as a result of the ARD, the contract of employment of any person other than a Scheduled Employee transfers, or is alleged to have transferred, to the Buyer pursuant to the ARD Buyer agrees to inform Seller of this as soon as is reasonably practicable.

(E)       Terms and conditions. Buyer will indemnify and keep indemnified Seller and the Seller’s Affiliates from and against all Employment Losses in respect of the Scheduled Employees arising out of or as a result of any claim arising out of any change to any benefit, term or condition or working of any Scheduled Employee arising on or after the Employee Movement Date.

(b)       Mutual Cooperation. Subject to applicable law (including any privacy laws), Seller shall provide promptly to Buyer, at the Buyer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Scheduled Employees or relating to the service of Scheduled Employees with Seller (and predecessors of Seller) prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 9.10.

(c)        Additional Covenants. Except as otherwise set forth in this Section 9.10, Seller shall retain all Liabilities in respect of any employee benefit plan of any kind or nature which it has sponsored, sponsors, has contributed to or contributes to, whether incurred on, prior to, or after the Closing Date. No assets or liabilities of any employee benefit plan shall be transferred to Buyer or any of its Affiliates or any employee benefit plan maintained by any of them except as specified in Section 9.10(j) and this Section 9.10(c). All claims incurred by Scheduled Employees or their covered dependents on or prior to the Closing Date under any employee benefit plan sponsored by Seller or to which Seller contributes shall be covered pursuant to the terms and conditions of such benefit plans. For purposes of this Agreement, (i) a claim for health benefits will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the individual claiming such benefit, (ii) a claim for sickness, accident or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date and (iii) in the case of any claim for benefits other than sickness, accident or disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.

(d)       Vacation Benefits. To the extent required by applicable State law or in accordance with the terms of any applicable vacation policy, upon termination of employment, in connection with the Closing, Seller shall pay each Transferred Employee for any vacation days earned or accrued (including any vacation days previously deferred, e.g., banked vacation days, but excluding any vacation days taken) through the Closing. Upon termination of employment, in connection with the Closing, Seller shall pay each non-U.S. Employee (i.e., those employee that are identified by referenced to any country other than the United States in Schedule 9.10) for any vacation days earned or accrued (including any vacation days previously deferred, e.g., banked vacation days, but excluding any vacation days taken) through the Closing, regardless of whether such accrued vacation days are normally payable upon termination of employment pursuant to the terms of any applicable vacation plan, policy or arrangement. For purposes of determining each Transferred Employee’s eligibility for and future accruals of vacation days under the vacation policy of Buyer and its Affiliates, Buyer shall provide Transferred Employees with credit for employment service with Seller and its Affiliates.

(e)        Options. Following the Closing, Scheduled Employees holding vested outstanding Options shall be given the opportunity exercise such Options in accordance with the Option Plan, and at Closing, unvested Options held by the Scheduled Employees shall terminate.

(f)        No Third Party Rights. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Transferred Employees, any participant in any benefit or compensation plan or any beneficiary thereof. The covenants contained in this Section 9.10 do not constitute a modification or amendment of any employee benefit plan of Buyer.

(g)       Bonuses. As of the Closing Date, Seller shall reasonably calculate and shall pay to each Scheduled Employee all bonuses (including long-term incentive bonuses) payable with respect to each fiscal year ending prior to the Closing Date, to the extent that such bonuses have not been paid in full as of the Closing Date. Seller shall also pay to each Scheduled Employee in accordance with the terms of the sales commission plans, all sales commissions under contracts that have been signed prior to the Closing Date and with respect to which payment is received no later than 90 days subsequent to the

Closing Date, in each case disregarding any requirement that payment for such sales has been received on any date prior to the 90th day following the Closing Date.

(h)       Payroll Taxes. The Parties agree that the payroll taxes of the Transferred Employees in the United States shall be treated in accordance with the Standard Procedure of Section 4 of Revenue Procedure 2004-53.

(i)        Flexible Spending Accounts. All health care and dependent care flexible spending accounts (for claims incurred in 2009) maintained with respect to Scheduled Employees under any cafeteria plan maintained by Seller or its Affiliates (“Seller’s FSA Plan”) shall be transferred to a cafeteria plan sponsored by Buyer or its Affiliates (“Buyer’s FSA Plan”) and Seller shall, as of the Closing Date (and applicable transfer dates thereafter for Inactive Employees who become Transferred Employees). Buyer shall cause each Transferred Employee whose account balances are transferred to be immediately covered under Buyer’s FSA Plan with a credit for the transferred amount, and such participation shall be subject to each Transferred Employee’s 2009 salary reduction elections made under the Seller’s FSA Plan. The Buyer’s FSA Plan shall treat all Transferred Employees’ coverage as being a continuation of their coverage under the Seller’s FSA Plan for the 2009 plan year, including coverage of all eligible expenses incurred but not reimbursed prior to the Closing Date. To the extent that a Transferred Employee experiences a “qualifying event” under COBRA after his or her account balance has been transferred to Buyer’s FSA Plan, the Buyer’s FSA Plan shall satisfy the applicable requirements of Q&A-8 in Treasury Regulation Section 54.4980B-2 with respect to the health care spending account.

(j)        Defined Contribution Plans. Seller shall make, as and when due, all employee and required employer contributions with respect to the Transferred Employees’ employment service rendered prior to the Closing to Seller’s 401(k) plan (the “Seller 401(k) Plan”). To the extent permitted by the Code, the Buyer’s 401(k) plan will accept a direct rollover, in the form of cash, of the vested account balances of the Transferred Employees who elect a transfer from the Seller 401(k) Plan. Following the Closing Date, Seller will permit Transferred Employees with plan loans under the Seller 401(k) Plan to continue to repay such loans and will not place such plan loans into default unless the Transferred Employees fail to make periodic payments on a timely basis, consistent with the current loan amortization schedule in effect immediately prior to the Closing Date.

(k)       COBRA. Seller is wholly responsible for complying with all applicable health care continuation coverage requirements under COBRA with respect to the employees of Seller as to qualifying events that occur on or prior to the Closing Date, and Buyer is wholly responsible for complying with such coverage requirements with respect to employees employed by Buyer from and after the Closing Date who have qualifying events that occur after the Closing.

(l)        Expenses. Seller shall reimburse each Scheduled Employee for any reimbursable expenses incurred prior to the Closing Date that are submitted to Seller within 30 days after the Closing.

(m)      Employment. Seller acknowledges and agrees that (i) between the date hereof and the Closing Date, Seller shall, or cause a Selling Affiliate to, continue to employ each Scheduled Employee except to the extent of any terminations for “cause”, and (ii) after the Closing Date, Seller shall, or cause a Selling Affiliate to, cease to provide employment to each Scheduled Employee and shall not offer any new employment or job reassignment or transfer to each Scheduled Employee during the six (6) months immediately following the Closing Date.

9.11     Payments With Respect to Fees. Fifteen (15) days following the end of each month, Seller (or a Selling Affiliate, to the extent applicable) shall promptly remit to Buyer (or a Buyer Affiliate, to the extent applicable) all monies received by Seller or any of its Affiliates (including a Selling Affiliate) following the Closing Date for any revenues (other than deferred license fees paid pursuant to any invoice issued on or after the Closing Date pursuant to any Purchased Contract) less 7.5% of the amount of such fees. Payments remitted to Buyer pursuant to this Section 9.11 shall be in the form received. Fifteen (15) days following the end of each month, Buyer (or a Buyer Affiliate, to the extent applicable) shall promptly remit to Seller (or a Selling Affiliate, to the extent applicable) all monies received by Buyer or any of its Affiliates (including a Buyer Affiliate) following the Closing Date for invoiced deferred license fees paid pursuant to any Purchased Contract (prior to any renewal thereof) closed prior to the Closing Date, less 7.5% of the amount of such fees. Payments remitted to Seller pursuant to this Section 9.11 shall be in the form received. To the extent each Party owes the other money under this Section 9.11, the Parties may net the amounts owed to each other. All remittances made to either Party pursuant to this Section 9.11 shall exclude Taxes collected for the purpose of being remitted to a governmental authority.

9.12     Recordation of Transfer of Proprietary Rights. Buyer shall, at its sole expense, be responsible for recordations of the assignment of Proprietary Rights in the discretion of Buyer.

9.13     Trademarks; Tradenames; Domain Names.  As soon as practicable after the Closing Date, Seller shall eliminate the use of all of the trademarks, trade names and service marks included in the Purchased Assets (excluding, for avoidance of doubt, Seller’s own name and derivations thereof not confusingly similar to those of the Products), in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders, acknowledgments, customer agreements and other contracts, business documents and marketing materials and Seller’s website; provided, however, that Seller shall be entitled to use such trademarks, trade names and service marks to the extent reasonably necessary to wind down and liquidate its business or to deal with Excluded Assets and Excluded Liabilities. Buyer shall not use Seller’s name or Seller’s retained trademarks, trade names or service marks, except that it shall be entitled to use the foregoing to the extent included on assets constituting Purchased Assets (e.g., to run off existing supplies of correspondence or advertising, promotional or other materials).

9.14     Customer Litigation. Without the prior written consent of Buyer, which shall not be unreasonably withheld after taking into account each Party’s respective benefits and burdens under the relevant Contract, Seller acknowledges and agrees that neither it nor any of the Selling Affiliates, shall initiate or threaten any actions, suits, charges, complaints, arbitrations, grievances, orders, judgments, decrees, investigations or other proceedings against a customer or licensee under any of the provisions of any Purchased Contract or Resulting Exclusive Contract (or prior to the assignment of a Contract that constitutes or would give rise to a Partially Assigned Contract, under the portion of such Contract relating to the Products), other than the purpose of (i) collecting accounts receivable arising thereunder following pursuit of other customary methods to collect the same, and (ii) pursuing infringement of Proprietary Rights not related to the Products pursuant to a Purchased Contract.

ARTICLE X

MISCELLANEOUS

10.1     Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Buyer and Seller. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

10.2     Notices. For purposes of the Closing, the delivery of documents by or to the attorneys or other agents or representatives of a Party shall be deemed to constitute delivery by or to that Party. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to Seller and Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notice to Seller: Compuware Corporation 1 Campus Martius Detroit, MI 48226 Attention: General Counsel Telecopy: 313-227-9567	with a copy to (which shall not constitute notice to Seller): Dykema 400 Renaissance Center Detroit, Michigan 48243 Attention: Jin-Kyu Koh, Esq. Telecopy: (313) 568-6832
Notices to Buyer: Micro Focus Holdings Limited The Lawn, 22-30 Old Bath Road Newbury Berkshire RG14 1QN, UK Attention: General Counsel Telecopy: +44 1635 565451	with a copy to (which shall not constitute notice to Buyer): Kirkland & Ellis LLP 555 California Street San Francisco, California 94104 Attention: Stephen Oetgen, Esq. Telecopy: (415) 439-1500

10.3     Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of Seller and Buyer. Without the prior written consent of any Party, each of Buyer and Seller there respective permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) their rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates, (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates and (c) their rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of such Person or the assets licensed under or otherwise the subject of the Technology Rights and Intellectual Property

Agreement, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise), in the case of (a), (b) or (c), provided that no such assignment shall release any such Person of its obligations hereunder or thereunder.

10.4     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. Subject to Section 8.2(k), if any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. In addition, each of the Parties acknowledges and agrees that any Purchase Price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document, except to the extent that such a recovery would result in a duplication of damages. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.

10.6     Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7     Entire Agreement. The Schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including the Letter of Intent.

10.8     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.9     Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.10   Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Seller agrees to indemnify Buyer against all liability, damage or expense which Buyer may suffer due to the failure to so comply or to provide notice required by any such law.

10.11   Consent to Jurisdiction. THE  PARTIES  AGREE  THAT  JURISDICTION  AND  VENUE  IN ANY  ACTION  BROUGHT  BY  ANY  PARTY  PURSUANT  TO  THIS  AGREEMENT

 SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

10.12   Delivery by Facsimile. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf format, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or electronic transmission in pdf format to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic transmission in pdf format as a defense to the formation of a contract and each such party forever waives any such defense.

10.13   Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14   No Third Party Beneficiaries. Except as expressly provided in Article VIII, this Agreement is for the sole benefit of the Parties, their heirs, legal guardians and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties, their heirs, legal guardians, successors and permitted assigns, any legal or equitable rights or remedies hereunder.

10.15   Disclosure Schedules. Any disclosure made in any section of these Disclosure Schedules shall be treated as disclosed with respect to another Schedule if it would be readily apparent to a reasonable person that such disclosure also is responsive to the specific representation or warranty to which such other Schedule responds. The listing of any disclosure in the Disclosure Schedule (as set forth on the date of this Agreement or as set forth on any supplement or amendment to the Disclosure Schedules made at any time hereafter as provided in Section 4.1(c)) shall not constitute any acknowledgement regarding the materiality of such disclosure. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement. The disclosure of a particular item of information in the Disclosure Schedule shall not be taken as an admission by Seller or Selling Affiliates that the disclosure is required to be made under the terms of any such representation or warranty. Nothing in the Disclosure Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

* * * *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

SELLER:

COMPUWARE CORPORATION

By:	/s/ Laura Fournier
Name:	Laura Fournier
Its:	Executive Vice President & CFO

BUYER:

MICRO FOCUS HOLDINGS LIMITED

By:	/s/ Nick Bray
Name:	Nick Bray
Its:	Director